Exhibit 99.2

COINSTAR, INC. ANNOUNCES 2011 FIRST QUARTER RESULTS

Solid Execution Drives Top and Bottom Line Growth

Company Announces National Rollout of Video Game Rentals

BELLEVUE, Wash.—April 28, 2011—Coinstar, Inc. (NASDAQ: CSTR) today announced financial results for the first quarter ended March 31, 2011.

“Strong growth in our redbox business and consistent performance in the Coin business delivered better-than-expected earnings in the first quarter,” said Paul Davis, chief executive officer of Coinstar, Inc. “The quarter was marked by solid execution across our businesses and the enhancements to operations are showing progress. In addition, I’m very pleased to announce our decision to rollout video games at redbox kiosks nationwide, which we believe will expand our user base by tapping into the growing video game rental market.”

Redbox will offer video game rentals alongside movies at more than 21,000 locations beginning in June.

First quarter financial highlights included:

• Revenue	$424.1 million
• Operating income	$31.4 million
• Adjusted EBITDA from continuing operations (See Appendix A)	$69.1 million
• Diluted earnings per share from continuing operations	$0.46
• Net cash flows from operating activities from continuing operations	$60.0 million
• Free cash flow from continuing operations (See Appendix A)	$21.5 million

“During the first quarter we made progress in driving improvements in our operations and in building scale by investing in infrastructure, while continuing to deliver profitable growth,” said J. Scott Di Valerio, chief financial officer of Coinstar, Inc. “We’re gaining traction as we’ve added more rigor to our processes and we will continue to monitor and refine as we progress through the year.”

Revenue for the first quarter of 2011 increased 31.2% to $424.1 million compared with the first quarter of 2010, driven primarily by growth in redbox (formerly DVD Services) revenue, which increased 37.7% to $362.3 million, and by Coin revenue which grew 2.4% to $61.4 million.

Operating income for the first quarter of 2011 was $31.4 million, which resulted in an operating margin of 7.4%, compared with operating income of $24.5 million and an operating margin of 7.6% in the first quarter of 2010. The decrease in operating margin percentage primarily reflects increased DVD product costs due in part to higher than optimal purchases of DVD titles.

Income from continuing operations for the first quarter of 2011 was $14.8 million, or diluted earnings per share from continuing operations of $0.46, compared with $9.2 million, or $0.30 per share, in the first quarter of 2010.

Net income for the first quarter of 2011, which includes both continuing and discontinued operations, was $8.5 million, or diluted earnings per share of $0.26. This compares with $6.4 million, or diluted earnings per share of $0.21, in the first quarter of 2010.

Net cash flows from operating activities from continuing operations was $60.0 million in the first quarter of 2011, compared with $59.5 million in the first quarter of 2010. Cash paid for capital expenditures for continuing operations for the first quarter of 2011 was $38.5 million, compared with $31.5 million in the first quarter of 2010, reflecting increased investment in kiosks, as well as investment in corporate infrastructure. Free cash flow from continuing operations for the first quarter of 2011 was $21.5 million, compared with $28.0 million in the first quarter of 2010.

During the first quarter, Coinstar repurchased $13.3 million of common stock on the open market. In addition, the company announced a $50 million accelerated share repurchase (ASR) program, which is expected to close in the second quarter. As of the end of the first quarter, the company had a remaining total authorization to repurchase $11.5 million of Coinstar’s common stock.

Guidance

For the 2011 full year, Coinstar management updated guidance and now expects:

•	Consolidated revenue between $1.73 billion and $1.85 billion;
•	Adjusted EBITDA from continuing operations between $335 million and $355 million;
•	GAAP EPS from continuing operations between $2.75 and $3.10 on a fully diluted basis; and
•	Free cash flow from continuing operations between $110 million and $135 million.

For the 2011 second quarter, Coinstar management expects:

•	Consolidated revenue between $430 million and $450 million;
•	Adjusted EBITDA from continuing operations between $83 million and $93 million; and
•	GAAP EPS from continuing operations between $0.76 and $0.86 on a fully diluted basis.

Conference Call

Paul Davis and J. Scott Di Valerio will host a conference call today at 2:00 p.m. PDT (5:00 p.m. EDT) to review the first quarter results and discuss guidance. The conference call will be webcast live and archived on the Investor Relations section of Coinstar’s website at www.coinstarinc.com. A recording of the call will be available approximately two hours after the call ends through May 12, 2011, at 1-888-286-8010 or 1-617-801-6888, passcode 65266451.

About Coinstar, Inc.

Coinstar, Inc. (NASDAQ: CSTR) is a leading provider of automated retail solutions offering convenient services that make life easier for consumers and drive incremental traffic and revenue for retailers. The company’s core automated retail businesses include the well-known redbox® self-service DVD rental and Coinstar® self-service coin-counting brands. The company has approximately 31,800 DVD kiosks and 18,800 coin-counting kiosks in supermarkets, drug stores, mass merchants, financial institutions, convenience stores, and restaurants. For more information, visit www.coinstarinc.com.

Safe Harbor for Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Coinstar, Inc.’s anticipated growth and future operating results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Coinstar, Inc., as well as from risks and uncertainties beyond Coinstar, Inc.’s control. Such risks and uncertainties include, but are not limited to, the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers, payment of increased fees to retailers and suppliers, the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, for home entertainment viewing, the effective management of our DVD inventory, the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands, the ability to achieve the strategic and financial objectives for our entry into or expansion of new businesses, the ability to adequately protect our intellectual property, and the application of substantial federal, state, local and foreign laws and regulations specific to our business. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Coinstar, Inc.’s expectations as of the date of this release. Coinstar, Inc. undertakes no obligation to update the information provided herein.

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(Financial Statements Follow)

Contacts:

Media:

Marci Maule

Director of Public Relations

425-943-8277

marci.maule@coinstar.com

Financial Analysts and Investors:

Rosemary Moothart

Director of Investor Relations

425-943-8140

rosemary.moothart@coinstar.com

Appendix A

Use of Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”). Non-GAAP measures are not a substitute for measures computed in accordance with GAAP. The definitions of such non-GAAP measures are provided below to allow the reader to reconcile non-GAAP data to that presented in accordance with GAAP. Our non-GAAP measures may be different from the presentation of financial information by other companies.

Adjusted EBITDA from continuing operations is defined as earnings before net interest expense, income taxes, depreciation, amortization and certain other non-cash charges, including the write-off from early retirement of debt and share-based expenses from continuing operations. We believe adjusted EBITDA from continuing operations is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness. In addition, management uses this non-GAAP measure internally to evaluate performance and manage operations. See below for reconciliation of the most comparable GAAP measure, income from continuing operations, to adjusted EBITDA from continuing operations.

	Three Months Ended March 31,
Dollars in thousands	2011	2010
Income from continuing operations	$14,842	$9,239
Depreciation, amortization, and other	34,644	32,680
Interest expense, net	7,306	9,266
Income taxes	9,261	6,006
Share-based payments expense(1)	3,040	3,216

Adjusted EBITDA from continuing operations	$69,093	$60,407

(1)	Share-based payments expense includes both non-cash share-based compensation expense as well as share-based payments related to DVD arrangements

Free cash flow from continuing operations is defined as net cash provided by operating activities from continuing operations after cash paid for capital expenditures for continuing operations. We believe free cash flow is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our common stock. See below for reconciliation of the most comparable GAAP measure, net cash flows from operating activities from continuing operations, to free cash flow from continuing operations.

	Three Months Ended March 31,
Dollars in thousands	2011	2010
Net cash provided by operating activities from continuing operations	$59,995	$59,480
Purchase of property and equipment	(38,472)	(31,517)

Free cash flow from continuing operations	$21,523	$27,963

Coinstar, Inc.

Consolidated Statements of Net Income

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended March 31,
	2011	2010
Revenue	$424,072	$323,122

Expenses:
Direct operating	315,073	224,959
Marketing	5,117	2,630
Research and development	2,207	1,424
General and administrative	35,662	31,522
Depreciation and other	33,959	31,801
Amortization of intangible assets	685	879
Litigation settlement	0	5,379

Total expenses	392,703	298,594

Operating Income	31,369	24,528

Other income (expense):
Foreign currency and other, net	40	(17)
Interest income	80	2
Interest expense	(7,386)	(9,268)

	(7,266)	(9,283)

Income from continuing operations before income taxes	24,103	15,245
Income tax expense	(9,261)	(6,006)

Income from continuing operations	14,842	9,239
Loss from discontinued operations, net of tax	(6,346)	(2,797)

Net income	$8,496	$6,442

Basic Earnings (Loss) Per Share:
Continuing operations	$0.47	$0.30
Discontinued operations	(0.20)	(0.09)

Basic earnings per share	$0.27	$0.21

Diluted Earnings (Loss) Per Share:
Continuing operations	$0.46	$0.30
Discontinued operations	(0.20)	(0.09)

Diluted earnings per share	$0.26	$0.21

Weighted average shares used in basic per share calculations	31,067	30,950
Weighted average shares used in diluted per share calculations	32,142	31,217

Coinstar, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	March 31, 2011	December 31, 2010
Assets
Current Assets:
Cash and cash equivalents	$23,024	$71,287
Cash in machine or in transit	48,867	39,603
Cash being processed	65,969	72,526
Accounts receivable, net of allowances of $1,048 and $1,131	21,100	25,958
DVD library	93,992	140,324
Deferred income taxes	16,278	13,644
Prepaid expenses and other current assets	13,998	14,736
Assets of businesses held for sale	96,481	110,316

Total current assets	379,709	488,394

Property and equipment, net	457,673	444,687
Deferred income taxes	49,494	59,696
Other assets	14,819	12,612
Intangible assets, net	8,888	9,572
Goodwill	267,750	267,750

Total assets	$1,178,333	$1,282,711

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$124,228	$161,551
Accrued payable to retailers	90,692	96,764
Other accrued liabilities	106,331	108,422
Current callable convertible debt	0	173,146
Current portion of long-term debt	6,930	7,523
Current portion of capital lease obligations	11,102	17,233
Liabilities of businesses held for sale	64,549	68,662

Total current liabilities	403,832	633,301

Long-term debt and other	343,759	167,261
Capital lease obligations	10,362	12,158
Deferred tax liability	16	15

Total liabilities	757,969	812,735

Commitments and contingencies	0	0
Debt conversion feature	0	26,854

Stockholders’ Equity:
Preferred stock, $0.001 par value—5,000,000 shares authorized; no shares issued or outstanding	0	0
Common stock, $0.001 par value—60,000,000 and 45,000,000 authorized; 35,063,559 and 34,813,203 shares issued; 31,370,483 and 31,815,085 shares outstanding	464,970	434,169
Treasury stock	(153,425)	(90,076)
Retained earnings	110,475	101,979
Accumulated comprehensive loss	(1,656)	(2,950)

Total stockholders’ equity	420,364	443,122

Total liabilities and stockholders’ equity	$1,178,333	$1,282,711

Coinstar, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	For the Three Months Ended March 31,
	2011	2010
Operating Activities:
Net income	$8,496	$6,442
Adjustments to reconcile net income to net cash flows from operating activities from continuing operations:
Depreciation and other	33,959	31,801
Amortization of intangible assets and deferred financing fees	1,193	1,387
Share-based payment expense	3,040	3,216
Excess tax benefits on share-based payments expense	(2,128)	(748)
Deferred income taxes	6,356	3,148
Loss from discontinued operations, net of tax	6,346	2,797
Non-cash interest on convertible debt	1,583	1,459
Other	138	197
Cash flows from changes in operating assets and liabilities from continuing operations:	1,012	9,781

Net cash flows from operating activities from continuing operations	59,995	59,480

Investing Activities:
Purchase of property and equipment	(38,472)	(31,517)
Proceeds from sale of property and equipment	176	37
Equity investment	(2,320)	0

Net cash flows from investing activities from continuing operations	(40,616)	(31,480)

Financing Activities:
Principal payments on capital lease obligations and other debt	(12,141)	(8,675)
Excess tax benefits related to share-based payments	2,128	748
Repurchase of common stock	(63,349)	0
Proceeds from exercise of stock options	260	2,227

Net cash flows from financing activities from continuing operations	(73,102)	(5,700)

Effect of exchange rate changes on cash	667	(497)

Increase (decrease) in cash and cash equivalents, cash in machine or in transit, and cash being processed from continuing operations	(53,056)	21,803

Cash flows from discontinued operations:
Operating cash flows	6,726	(9,938)
Investing cash flows	774	1,817
Financing cash flows	0	(21)

	7,500	(8,142)

Increase (Decrease) in cash and cash equivalents, cash in machine or in transit, and cash being processed	(45,556)	13,661
Cash and cash equivalents, cash in machine or in transit, and cash being processed:
Beginning of period	183,416	145,857

End of period	$137,860	$159,518

Coinstar, Inc.

Business Segment Information

(in thousands)

(unaudited)

During the first quarter of 2011, we added a segment, New Ventures, to our existing segments redbox, formerly named DVD Services, and Coin, formerly named Coin Services, to reflect changes in how our chief executive officer manages our businesses and allocates resources for the future growth of the company.

As a complement to our Consolidated Statements of Net Income, we are providing the following information related to our business segments, which includes segment operating income (loss), a non-GAAP financial measure. Management, including our chief executive officer, evaluates the performances of our business segments primarily on segment revenue and segment operating income from continuing operations before depreciation, amortization and other, and share-based payments (“segment operating income”). We utilize segment revenue and segment operating income because we believe they provide useful information for effectively allocating resources among business segments, evaluating the health of our business segments based on metrics that management can actively influence, and gauging our investments and our ability to service, incur or pay down debt.

	Three Months Ended March 31,
Dollars in thousands	2011	2010
Revenue:
redbox	$362,344	$263,078
Coin	61,363	59,918
New Ventures	365	126

Consolidated revenue	$424,072	$323,122

Segment operating income reconciled to GAAP operating income

Segment operating income (loss): (1)
redbox (2)	$50,821	$46,301
Coin	20,609	15,020
New Ventures	(2,555)	(1,488)

Total segment operating income (loss)	68,875	59,833

Depreciation, amortization and other:
redbox	27,098	22,121
Coin	7,371	7,059
New Ventures	175	3,500

Total depreciation, amortization and other	34,644	32,680

Share-based compensation expense	2,862	2,625

Operating income (loss):
redbox	23,723	24,180
Coin	13,238	7,961
New Ventures	(2,730)	(4,988)
Share-based compensation expense	(2,862)	(2,625)

Total operating income	$31,369	$24,528

(1)	Operating income (loss) before depreciation, amortization and other, and share-based compensation expense
(2)	Share-based payments expense related to our DVD arrangements has been allocated to our redbox segment